UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



        Date of Report (Date of earliest event reported) August 29, 2003



                     FIRST CHESAPEAKE FINANCIAL CORPORATION
             (Exact name of registrant as specified in its charter)


          VIRGINIA                     0-21912                   54-1624428
----------------------------         -----------               -------------
(State or other jurisdiction         (Commission               (IRS Employer
     of incorporation)               File Number)            Identification No.)



                           999 YAMATO ROAD, SUITE 100
                            BOCA RATON, FLORIDA 33431
                    (Address of principal executive offices)


                                 (561) 862-0134
               (Registrant's telephone number including area code)

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ITEM 5.           Other Events and Regulation FD Disclosure

First Chesapeake Financial Corporation ("First Chesapeake") announced today that its Board of Directors at a meeting held on Friday August 29, 2003, approved a 1- for -10 reverse stock split of its common stock, and approved an increase in the authorized shares of common stock from the present 20,000,000 shares to 100,000,000 shares on a post-split basis.

First Chesapeake believes the reverse split will help attract investors. While First Chesapeake anticipates that the adoption of the reverse stock split will result in an increase in the price per share of common stock outstanding after the reversed stock split, no assurances can be given that any increase in the price per share of its common stock will take place subsequent to the reverse stock split. The price per share of First Chesapeake's common stock will be determined by market conditions and after the Reverse Stock Split may be less, more or equal to the price per share before the Reverse Stock Split.

After the reverse stock split, the percentage of outstanding shares each stockholder owns will remain unchanged (except for the elimination of fractional shares).

Both the reverse stock split and the increase in authorized shares of common stock will require approval of First Chesapeake's common stockholders. First Chesapeake intends to call a special meeting of the stockholders to consider the reverse stock split and increase in authorized shares of its common stock as soon as it receives approval from the Securities and Exchange Commission of its
Schedule 14C to be distributed to all stockholders in connection with the special meeting.

A vote of the holders of a majority of First Chesapeake's outstanding common stock will be required for the approval of both the reverse stock split and the increase in authorized shares of common stock.

On July 30, 2003, First Chesapeake sold 10,000,000 newly issued shares of its common stock in a private transaction to All American Companies, Inc., a Delaware corporation ("All American"), for an aggregate purchase price of $300,000. In addition, All American purchased 3,674,709 shares of First Chesapeake's common stock from Mark Mendelson and Mark Glatz. Mr. Mendelson is the former Chairman of the Board of Directors and Chief Executive Officer of First Chesapeake and Mr. Glatz is a former director and the former Chief Financial Officer of First Chesapeake. If all conditions to the transaction are met, All American will own 68% of the outstanding shares of First Chesapeake's common stock, or 58% on a fully-diluted basis.

Under the terms of an escrow arrangement for both of the above transactions, All American is required to obtain by October 30, 2003 the release of certain personal guaranties and liens that were granted by certain shareholders of First Chesapeake in connection with First Chesapeake's credit facility with Royal Bank of Pennsylvania If All American fails to obtain such release by October 30, 2003, the 10,000,000 shares issued or issuable by First Chesapeake shall be canceled and the shares sold by Messrs. Mendelson and Glatz shall be returned to them, in each case without refund of the purchase price. In addition, the issuance of 4,600,000 of the newly issued shares of common stock to All American is subject to the shareholder approval of the increase in the number of authorized shares of common stock described above.

All American Companies, Inc., has informed First Chesapeake that it intends to vote for approval of both the reverse stock split and the increase in authorized shares of common stock, so, assuming the conditions mentioned above are met, it is assured that both matters will be approved by the shareholders at the special meeting.

This release contains forward-looking information including statements regarding First Chesapeake's business outlook or future performance, anticipated profitability, revenues, expenses or other financial items. Factors that could cause actual events to differ materially from these forward-looking statements include, but are not limited to, the following: overall economic and business conditions, trends for the continued growth of the mortgage and financial services industry, the realization of anticipated revenues, profitability and cost synergies, the demand for First Chesapeake's products and services, pricing and other competitive factors in the industry and new government regulations and/or legislative initiatives. These and other risks are described in First Chesapeake's filings with the Securities and Exchange Commission, including First Chesapeake's Annual Report on Form 10-KSB for the year ended December 31, 2002 and Quarterly Report on Form 10-QSB through June 30, 2003.

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ITEM 7.      Financial Statements, Pro Forma Financial Information and Exhibits.

        (a)  Financial Statements of Business Acquired.

             Not applicable.

        (b)  Pro Forma Financial Information.

             Not applicable.

        (c)  Exhibits.

             99.1     First Chesapeake's Press Release, dated September 2, 2003.





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                                   SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated: September 3, 2003                  First Chesapeake Financial Corporation


                                          /s/ Tony Sharma
                                          --------------------------------------
                                          Tony Sharma
                                          Chairman and Chief Executive Officer








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